EXHIBIT 4.2

NOTICE OF GRANT OF PERFORMANCE STOCK UNIT AWARD

(INDUCEMENT GRANT—RELATIVE TSR)

Name of Grantee:

Total Number of Stock Units Subject to this Grant1:

Date of Grant:

This Notice evidences that you have been granted an award of restricted stock units (the “Stock Units”) of Lantronix, Inc. (the “Company”) as to the “total target” number set forth above. Between zero percent (0%) and two hundred percent (200%) of the “total target” number of Stock Units will vest and become nonforfeitable in accordance with the performance-based vesting requirements set forth in the Terms (as defined below).

By your acceptance of the award, you agree that this award of Stock Units is governed by the provisions of the Terms and Conditions of Performance Stock Unit Award (Inducement Grant—Relative TSR) (the “Terms”), which are attached and incorporated herein by this reference, and constitutes the “TSR Grant” contemplated by Section ____ of the Employment Agreement between you and the Company, dated ___________. This Notice of Grant of Performance Stock Unit Award, together with the Terms, is referred to as the “Agreement” applicable to your award. The award has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you.

By accepting this award, you agree to execute any documents and take such further actions that the Company may reasonably request in order to establish and/or maintain a brokerage account to hold the shares subject to this grant.

LANTRONIX, INC.		ACCEPTED AND AGREED BY GRANTEE

By:		By:
Name:	Jeremy Whitaker	Name:
Title:	Chief Financial Officer

__________________

1 Subject to adjustment under Section 8.1 of the Terms.

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LANTRONIX, INC.

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT AWARD

(INDUCEMENT GRANT—RELATIVE TSR)

1.	General.

These Terms and Conditions of Performance Stock Unit Award (these “Terms”) apply to a particular grant of stock units under the Plan (the “Award”) if incorporated by reference in the Notice of Grant of Performance Stock Unit Award (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Award Date.” The number of stock units covered by the Award is subject to adjustment under Section 8.1 of these Terms.

The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Agreement” applicable to the Award.

As used in the Agreement, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of the Company’s common stock (“Common Stock”) solely for purposes of this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to Section 2 of the Terms. The Stock Units shall not be treated as property or as a trust fund of any kind.

2.	Vesting.

The Award is subject to the vesting terms and conditions set forth in Exhibit A hereto, incorporated herein by this reference. References to this Section 2 include Exhibit A. For clarity, except as expressly provided herein, the vesting date for the Stock Units shall be the date on which the Company’s Board of Directors (the “Board”) or a committee of the Board appointed by the Board to administer the Award (the Board or such committee, the “Administrator”) determines the vesting of such Stock Units in accordance with Exhibit A.

3.	Effect of Termination of Employment or Services.

3.1 In General. Except as otherwise expressly provided below in this Section 3, if the Grantee ceases to be employed by or ceases to provide services to the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”, and the last day that the Grantee is employed by or provides services as a consultant or director to the Company or one of its Subsidiaries prior to a period in which the Grantee is not employed by, and does not have any such service relationship with, any such entity is referred to as the Grantee’s “Severance Date”), the Grantee’s Stock Units shall terminate to the extent such units have not become vested pursuant to Section 2 or Section 8.2 hereof as of the Severance Date (regardless of the reason for such termination of employment or services, whether with or without cause, voluntarily or involuntarily).

If any unvested Stock Units are terminated pursuant to this Agreement, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.

In the event of any conflict or inconsistency between this Agreement, on the one hand, and any employment, severance or similar agreement between the Grantee and the Company entered into before the Award Date, on the other hand, regarding the treatment of the Award in connection with a termination of the Grantee’s employment or services or a change in control or similar event (including, without limitation, whether and the extent to which there is any accelerated vesting of the Award in any such circumstances), this Agreement shall control.

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3.2 Termination Due to Death or Disability. If the Grantee’s Severance Date occurs prior to the last day of the TSR Measurement Period as a result of the Grantee’s death or Disability, and (other than in the case of a termination due to the Grantee’s death) if the Grantee satisfies the Release Requirement set forth below, the TSR Measurement Period shall end on the Severance Date, the Ending Price for the TSR Measurement Period shall be the closing price (in regular trading) for a share of Common Stock on the principal exchange on which such stock is traded on the last trading day before the Severance Date, and the Award shall vest on the Severance Date as to a number of Stock Units determined in accordance with Exhibit A hereto. Any remaining Stock Units shall terminate as of the Grantee’s Severance Date.

3.3 Involuntary Termination. Subject to Section 3.4, if the Grantee’s Severance Date occurs both (i) more than twelve (12) months after the Grantee’s Start Date and prior to the last day of the TSR Measurement Period and (ii) as a result of a termination of the Grantee’s employment by the Company without Cause or a termination by the Grantee for Good Reason, and if the Grantee satisfies the Release Requirement set forth below, the TSR Measurement Period shall end on the Severance Date, the Ending Price for the TSR Measurement Period shall be the closing price (in regular trading) for a share of Common Stock on the principal exchange on which such stock is traded on the last trading day before the Severance Date, and the Award shall vest on the Severance Date as to (x) a number of Stock Units determined in accordance with Exhibit A hereto, multiplied by (y) a fraction, the numerator of which is the number of days in the period commencing on the Start Date and ending on the Severance Date and the denominator of which is the total number of days in the TSR Measurement Period. Any remaining Stock Units shall terminate as of the Grantee’s Severance Date.

3.4 Termination In Connection with a Change in Control. If the Grantee’s Severance Date occurs within sixty (60) days prior to, or upon or after, a Change in Control, as a result of a termination of the Grantee’s employment by the Company without Cause or a termination by the Grantee for Good Reason, or due to the Grantee’s death or Disability upon or after a Change in Control, and in any such case both (i) the Severance Date occurs before the last day of the TSR Measurement Period and (ii) (other than in the case of a termination due to the Grantee’s death) the Grantee satisfies the Release Requirement set forth below, any Stock Units that remain outstanding and eligible to vest following a Change in Control pursuant to Section 8.2 (to the extent not theretofore vested or terminated and after giving effect to the crediting of the Stock Units provided under Section 8.2) shall accelerate and vest as of the Grantee’s Severance Date (or, if later, the date of the Change in Control). If this Section 3.4 and either Section 3.2 or Section 3.3 would apply in the circumstances, this Section 3.4 controls. In addition, if the Grantee’s Severance Date occurs within sixty (60) days prior to a Change in Control as a result of a termination of the Grantee’s employment by the Company without Cause or a termination by the Grantee for Good Reason, the timing requirements set forth in the Release Requirement shall be measured from the date of the Change in Control and not from the Severance Date.

3.5 Defined Terms; Release Requirement. For the purposes of the Award, the following definitions will apply:

“Cause” shall have the meaning ascribed to such term (or a similar term) in any written employment, severance or similar agreement between the Grantee and the Company in effect on the Grantee’s Severance Date or, if there is no such agreement or such agreement does not include a definition of such term, shall mean: (i) gross negligence or willful misconduct in the performance of the Grantee’s duties to the Company; (ii) intentional and continual failure to substantially perform the Grantee’s reasonably assigned duties for the Company; (iii) the Grantee’s intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) the Grantee’s breach of a fiduciary duty to the Company or its shareholders; (v) the Grantee’s conviction for, or plea of guilty or nolo contendere to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company’s reputation or the Grantee’s ability to perform the Grantee’s obligations or duties to the Company; or (vi) the Grantee’s violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of any written employment, confidentiality or similar agreement between the Grantee and the Company. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (vi) unless the Company provides the Grantee with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, the Grantee fails to cure such action, event or condition within thirty (30) days after receipt of such notice.

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“Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”) and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

“Disability” means total and permanent disability of the Grantee as defined in Section 22(e)(3) of the Code.

“Good Reason” shall have the meaning ascribed to such term (or a similar term) in any written employment, severance or similar agreement between the Grantee and the Company in effect on the Grantee’s Severance Date or, if there is no such agreement or such agreement does not include a definition of such term, shall mean the Grantee’s resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without the Grantee’s express written consent: (i) a material reduction in the Grantee’s base salary, the Grantee’s target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with the Grantee, including the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in the Grantee’s title, duties or responsibilities (other than temporarily while the Grantee is disabled or as otherwise permitted by applicable law); or (iv) relocation of the Grantee’s principal workplace by more than forty-five (45) miles, which change results in a material increase in the Grantee’s one-way commute. Notwithstanding the foregoing, Good Reason shall not exist unless the Grantee provides the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

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The “Release Requirement” means that the Grantee timely executes and delivers to the Company a release of claims in a form acceptable to the Company (a “Release”) and the Grantee does not revoke such Release within any revocation period provided by applicable law. In any circumstances where the Release Requirement is applicable pursuant to this Agreement, the Company shall provide the final form of Release to the Grantee not later than seven (7) days following the Grantee’s Severance Date, and the Grantee shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Grantee.

4.	Continuance of Employment/Service Required; No Employment Commitment.

Except as expressly provided in Section 3 above, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly provided in Section 3 above, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 3 above.

Nothing contained in this Agreement constitutes an employment or service commitment by the Company, affects the Grantee’s status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company or any of its Subsidiaries, interferes in any way with the right of the Company or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Company or any of its Subsidiaries to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto.

5.	Timing and Manner of Payment of Stock Units.

On or as soon as administratively practical (and in all events not later than two and one-half months) following the date on which any Stock Units vest pursuant to any provision of this Agreement, the Company shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equal (subject to adjustment pursuant to Section 8.1 of these Terms) to the number of Stock Units subject to this Award that vested on such date. The Company’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled hereunder to receive any shares with respect to the vested Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 13 hereof. The Grantee shall have no further rights with respect to any Stock Units that are so paid or that terminate pursuant to the terms hereof.

6.	Dividend and Voting Rights.

6.1 Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 6.2 with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

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6.2 Dividend Equivalent Rights Distributions. As of any date that the Company pays an ordinary cash dividend on its Common Stock, the Company shall credit the Grantee with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the Total Target Number of Stock Units (including any dividend equivalents previously credited hereunder) (with such Target Number adjusted pursuant to Section 8.1 of these Terms) outstanding and subject to the Award as of the related dividend payment record date, divided by (iii) the fair market value of a share of Common Stock (as determined under Section 9 hereof) on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 6.2 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 6.2 with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to the terms hereof.

7.	Non-Transferability.

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.

8.	Adjustments; Change in Control.

8.1 Adjustments. Subject to Section 8.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of the Award; and/or (2) the securities, cash or other property deliverable upon payment of the Award, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 6.2. For purposes of clarity, Exhibit A controls as to any adjustment of the performance goals, criteria or metrics.

8.2 Change in Control. If, at any time after the Award Date and before the last day of the TSR Measurement Period, a Change in Control occurs, the following rules shall apply:

•	The TSR Measurement Period shall end on the date of the Change in Control, the Ending Price for the TSR Measurement Period shall be the closing price (in regular trading) for a share of Common Stock on the last trading day before the Change in Control, and the Award shall be eligible to vest as to a number of Stock Units determined in accordance with Exhibit A hereto (the “Credited Stock Units”). Any remaining Stock Units shall terminate as of the Change in Control date.

•	The Credited Stock Units shall remain outstanding and shall vest on the third anniversary of the Start Date, subject to (except as otherwise expressly provided in Section 3) the Grantee’s continued employment or service with the Company or any of its Subsidiaries through such vesting date.

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•	Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, in any case in connection with which the Company does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the holder of the Award, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the Award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award), the Award shall vest on the Change of Control as to the number of Stock Units provided above in this Section 8.2. Without limiting the foregoing, in connection with any event referred to in this paragraph, the Administrator may, in its discretion, provide for the accelerated vesting of the Award as and to the extent determined by the Administrator in the circumstances. For purposes of this paragraph, the Award shall be deemed to have been “assumed” if the Award continues after an event referred to above in this paragraph, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to receive, subject to vesting and the other terms and conditions of the Award, for each share of Common Stock subject to the Award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Company for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon payment of the Award, for each share subject to the Award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

9.	Tax Withholding.

The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. The Grantee shall be solely responsible for the satisfaction of such withholding requirements. If such withholding event occurs in connection with the distribution of shares of Common Stock in respect of the Stock Units and subject to compliance with all applicable laws, the Company shall automatically withhold and reacquire the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Company cannot legally satisfy such withholding obligations by such withholding and reacquisition of shares as described above, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

As used herein, “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide that the Fair Market Value for purposes of the Award shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Award in the circumstances.

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10.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Company’s employment records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or a courier of internationally recognized prominence. Any such notice shall be given only when received, but if the Grantee is no longer a Service Provider, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.

11.	Entire Agreement.

This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

This Agreement may be amended only by a written instrument that expressly refers to this Agreement and is signed by the parties. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

The Administrator will have the exclusive discretion and authority to establish administrative rules, forms and procedures for the administration of the Award, to construe and interpret this Agreement and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Agreement, including, but not limited to, the amount of benefits paid hereunder. The rules, interpretations, computations and other actions of the Administrator will be binding and conclusive on all persons.

12.	Limitation on Grantee’s Rights.

The Award confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Grantee shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

13.	Compliance with Laws.

The Award, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Agreement are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities hereunder will, if requested by the Company one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

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14.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17.	Construction.

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with the foregoing intents.

18.	Clawback Policy.

The Stock Units are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units). The Grantee hereby agrees to promptly repay to the Company any amounts that are required to be repaid pursuant to such policy.

19.	Section 280G.

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payments and benefits provided under this Agreement to or for the benefit of the Grantee, together with any payments and benefits provided to or for the benefit of the Grantee under any other plan or agreement of the Company or any of its Subsidiaries or affiliates (such payments or benefits are collectively referred to as the “Benefits”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Grantee’s Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Grantee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Grantee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). If a reduction in the Grantee’s Benefits is required pursuant to the preceding sentence, in order to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate (if and to the extent necessary) the Grantee’s Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment or benefit in respect of any equity award that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any payment or benefit in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). A determination as to whether a reduction in the Grantee’s Benefits to the Limited Benefit Amount pursuant to this Section 19, and the amount of such Limited Benefit Amount (the “Determination”), shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company at the Company’s expense.

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EXHIBIT A

VESTING TERMS AND CONDITIONS

[To be determined at time of grant]

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